Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
May 4, 2011	763-493-6370 / www.mocon.com

MOCON Announces Strong Sales and Earnings for the First Quarter 2011

MINNEAPOLIS, MN, May 4, 2011 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the first quarter ended March 31, 2011.

Net sales for the first quarter 2011 were $9,074,000, an increase of 28 percent compared to $7,093,000 for the first quarter 2010. Operating income increased 96 percent to $2,053,000 for the first quarter 2011 compared to $1,045,000 for the same period last year.  Net income for the first quarter 2011 was $1,317,000, a 43 percent increase compared to $922,000 in the first quarter 2010.  Diluted earnings per share were $0.24 in the first quarter 2011 compared to $0.17 for the same period in 2010.

We experienced increased sales in all of our major product groups in the first quarter 2011 compared to first quarter 2010. The unprecedented volume of orders received in the latter part of 2010 resulted in a strong backlog, a large portion of which was shipped in the first quarter of 2011.  Sales of our permeation instruments and services, which amounted to 62 percent of our consolidated sales in the first quarter 2011, increased 37 percent compared to the same period in 2010.  This increase was reflected in both our domestic and foreign markets as both areas recorded double-digit growth.  Sales of our gas analyzer instruments, sensors and detectors product group, which accounted for 17 percent of our consolidated sales in the first quarter 2011, increased 15 percent compared to the first quarter in 2010.  Sales of total hydrocarbon instruments, primarily to air quality monitoring and oil and gas drilling applications, as well as stronger demand for OEM detectors, accounted for the majority of the increase.  Sales of our packaging products and services, which accounted for 14 percent of our consolidated sales in the first quarter 2011, increased 16 percent compared to the same period in the prior year, and was due exclusively to higher shipments of headspace analyzers.  During the first quarter 2011, we also began shipping our new GreenLight™ Model 910 instrument which is used for detecting food-borne pathogens in meats, dairy products, produce and seafood.

Our gross margins in the first quarter 2011 showed significant improvement over the same period in 2010 due primarily to a favorable sales mix, higher production volume and higher consulting and testing revenue over which to spread fixed costs.  Our selling, general and administrative expenses were higher in the first quarter compared to the same quarter in the prior year primarily due to increased headcount, benefits and incentive compensation, and travel and marketing expense.  Our research and development expenses in the first quarter 2011 were consistent with the same period in the prior year and were within our planned range of expenditures.

“We are pleased to report another strong quarter for the Company.  Our mainstay product line consisting of permeation instruments and services accounted for the vast majority of the sales increase, although we experienced growth in all four major product categories.  Both our domestic and foreign markets showed a nice improvement for the quarter as it appears the economy has begun to stabilize.  We are thrilled to note that we shipped our first GreenLight™ instruments in this quarter which we believe will solidify our position in the food safety market,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:  (unaudited)

	Quarters Ended March 31,
	2011	2010
Sales
Products	$8,190	$6,457
Consulting services	884	636
Total sales	9,074	7,093

Cost of sales
Products	2,846	2,428
Consulting services	413	339
Total cost of sales	3,259	2,767

Gross profit	5,815	4,326

Selling, general and administrative expenses	3,205	2,733
Research and development expenses	557	548
Operating income	2,053	1,045

Other income	12	270
Income before income taxes	2,065	1,315

Income taxes	748	393

NET INCOME	$1,317	$922

Net income per common share:
Basic	$0.25	$0.18
Diluted	$0.24	$0.17

Weighted average shares outstanding:
Basic	5,268	5,181
Diluted	5,485	5,324

BALANCE SHEET DATA: (unaudited)

	March 31, 2011	December 31, 2010
Assets:
Cash and marketable securities	$8,726	$8,014
Accounts receivable, net	5,254	6,096
Inventories	4,586	4,141
Other current assets	1,013	1,148
Total current assets	19,579	19,399
Marketable securities, noncurrent	5,513	4,388
Property, plant and equipment, net	2,958	2,843
Investment in affiliated company	3,524	3,313
Other assets, net	4,519	4,396

Total assets	$36,093	$34,339

Liabilities and Stockholders’ Equity:
Total current liabilities	$5,874	$5,632
Total noncurrent liabilities	331	298
Stockholders’ equity	29,888	28,409

Total liabilities and stockholders’ equity	$36,093	$34,339